EXHIBIT 99.1

Barnes & Noble Education Reports Fiscal 2027 First Quarter Financial Results

Quarterly Results Reflect Improved Profitability, First Day® Complete Growth and Continued Balance Sheet Progress
Net Income (Loss) Improves 29% and Adjusted EBITDA Improves 19% Year-Over-Year
Fall 2026 First Day® Complete Expected to Reach More Than 1.43 Million Students, 26% More than Fall 2025
Company Reiterates Fiscal 2027 Outlook

Florham Park, NJ, September 8, 2026 - Barnes & Noble Education, Inc. (NYSE: BNED) (“Barnes & Noble Education,” “BNED,” “the Company,” “we,” “us,” or “our”), a leading solutions provider for the education industry, today reported financial results for the fiscal first quarter ended August 1, 2026.
During the first quarter, the Company delivered year-over-year improvement across its key operating and financial measures, including revenue, comparable store sales, BNC First Day® revenue, net income (loss), and Adjusted EBITDA, while further strengthening its balance sheet. Barnes & Noble Education’s business is highly seasonal, with the majority of sales and operating profit typically realized during the second and third fiscal quarters, reflecting the fall and spring academic terms.
“We began fiscal 2027 on plan, with continued momentum across the business and year-over-year improvement across each of our key operating and financial measures,” commented Jonathan Shar, Chief Executive Officer. “These results reflect the continued progress of our strategy and the disciplined execution of our teams.”
“Importantly, the momentum in First Day® Complete continues to build as more institutions recognize the value of improving the affordability, access and convenience of course materials for their students,” continued Shar. “We are excited about the continued growth of First Day® Complete this fall and the opportunity to deepen our partnerships with colleges and universities and demonstrate our ability to deliver solutions that support their broader institutional priorities.”
Mr. Shar continued, “As we enter the important fall semester, we are encouraged by the growth we are seeing in First Day® Complete and remain confident in our outlook for fiscal 2027. We are focused on translating that momentum into continued growth in profitability, stronger cash generation and further improvements in our balance sheet.”
Fiscal 2027 First Quarter Financial Results
Revenue for the first quarter of fiscal 2027 was $290.6 million, an increase of $2.4 million, or 0.8%, compared with $288.2 million for the first quarter of fiscal 2026. Gross comparable store sales increased by $10.7 million, or 3.7%, year-over-year. The increase in revenue was primarily driven by growth in BNC First Day® programs, partially offset by the impact of store closures, including exits from certain less profitable locations.
Revenue from BNC First Day® programs increased by $10.3 million, or 9.0%, year-over-year to $124.7 million.
Net loss for the first quarter of fiscal 2027 was $12.9 million, a 29.3%, improvement compared to a net loss of $18.3 million in the prior-year period. Adjusted EBITDA improved by $2.2 million, or 18.9%, to a loss of $9.3 million from a loss of $11.5 million in the prior-year period.
Total debt at the end of the first quarter of fiscal 2027 was $123.5 million, compared with $170.0 million at the end of the first quarter of fiscal 2026. The Company’s net working capital position remained strong with $236.8 million of positive working capital as of the end of the first quarter of fiscal 2027.
During the quarter, the Company declared a quarterly dividend of $0.08 per share which was paid on July 30, 2026 to shareholders of record on July 16, 2026.
First Day Complete Momentum
The Company continues to generate strong momentum in First Day® Complete, its institution-wide affordable access program. First Day® Complete will be offered across 263 campuses during the Fall 2026 academic term, reaching more than 1.43 million students*, approximately 26% more than in Fall 2025. Given the seasonality of the Company’s business and the timing of the

EXHIBIT 99.1
academic calendar, the financial impact of this expanded Fall 2026 participation will be primarily reflected in the second and subsequent quarters of fiscal 2027.
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* Represents the undergraduate student population at institutions where First Day® Complete is offered, plus graduate student populations where the program is also offered. Student population data as reported by the National Center for Education Statistics (NCES) as of January 2, 2026. The figure represents students eligible to participate in First Day® Complete.

The table below reflects the reconciliation of Adjusted EBITDA to the most comparable GAAP financial metric, Net loss for the first quarter of fiscal 2027 and the related prior period:

Adjusted EBITDA

	13 weeks ended
($ in thousands)	August 1, 2026	August 2, 2025
Net loss	$(12,914)	$(18,271)
Add:
Depreciation and amortization expense	8,151	9,185
Interest expense, net	2,718	3,745
Income tax benefit	(7,062)	(8,640)
Other (income) expense, net	(1,298)	(49)
Stock-based compensation expense	1,084	2,536
Adjusted EBITDA	$(9,321)	$(11,494)

Outlook
Based on its first-quarter performance and current expectations, the Company is reiterating its prior fiscal 2027 outlook. The Company expects continued growth in revenues and is focused on driving operating leverage with disciplined expense management. The Company is targeting Adjusted EBITDA in the range of $85 million to $92 million and anticipates further significant improvements in net income profitability. The Company also sees opportunities to drive better capital efficiency, which should contribute to additional reductions in debt and interest expense. The Company anticipates approximately $20 million in capital expenditures and should be a normal cash taxpayer in fiscal 2027.
Earnings Calls
Following our Investor Day in June, we are continuing to expand our investor engagement activities. As indicated in our fiscal 2026 year-end earnings release, the Company will host earnings conference calls following its fiscal 2027 second quarter and full-year earnings results. With the second quarter following the important back-to-school season and our full-year results coinciding with the conclusion of the academic year, we believe these periods provide the most meaningful opportunities to update investors on our performance, progress against our strategic priorities and outlook for the business. Further details, including the exact date and time, will be announced in advance of each call.

Use of Non-GAAP Financial Information—Adjusted EBITDA
To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses the financial measure of Adjusted EBITDA, which is a non-GAAP financial measure under Securities and Exchange Commission (the “SEC”) regulations. We define Adjusted EBITDA as net income (loss) plus (1) depreciation and amortization; (2) interest expense, net (3) income taxes, (4) stock compensation, and (5) certain other non-cash or non-recurring items, and other adjustments permitted under our credit agreement.
Adjusted EBITDA has been reconciled to the most comparable financial measure presented in accordance with GAAP, consolidated net income (loss). All of the items included in the reconciliation are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.

EXHIBIT 99.1
Adjusted EBITDA is not intended as a substitute for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company’s use of Adjusted EBITDA may be different from similarly named measures used by other companies, limiting its usefulness for comparison purposes.
We review Adjusted EBITDA as an internal measure to evaluate our performance at a consolidated level to manage our operations. We believe that this measure is a useful performance measure which is used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that Adjusted EBITDA provides for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as it excludes certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA at a consolidated level as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. We believe that the inclusion of Adjusted EBITDA results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance.
The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-Q for the fiscal quarter ended August 1, 2026. We do not provide a reconciliation of forward-looking non-GAAP financial metrics, because reconciling information is not available without an unreasonable effort, such as attempting to make assumptions that cannot reasonably be made on a forward-looking basis to determine the corresponding GAAP metric.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better and smarter world. For more information, visit www.bned.com.

Media & Investor Contact:
Greg McKinley/Rob Fink
FNK IR
BNED@fnkir.com
952-393-4255/646-809-4048

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “forecasts,” “projections,” “continue to,” “committed to,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements, and such statements include but are not limited to those related to continued acceleration in demand for our BNC First Day® offerings, expected enrollment in our First Day® Complete program, continued expansion of our new offerings, expansion of institutional partnerships, future opportunities to accelerate profitable growth, generate strong cash flow, strategic and operational objectives, expected trends in financial results, including those related to seasonality, continued expense discipline and improved capital efficiency, margin improvement, and Adjusted EBITDA guidance. We caution you not to place undue reliance on these forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, but not limited to: the amount of our indebtedness and ability to comply with covenants contained in our credit agreement; our ability to maintain adequate liquidity levels to support ongoing inventory purchases and related vendor payments in a timely manner; slower than anticipated pace of adoption of our BNC First Day® equitable and inclusive access course material models; our dependency on strategic service provider relationships and the potential for adverse operational and financial changes to these strategic service provider relationships; non-renewal of our managed bookstore, physical and/or online store contracts; general competitive conditions; a decline in college enrollment or decreased funding available for students; technological changes, including the adoption of artificial intelligence technologies for educational content;

EXHIBIT 99.1
disruptions to our information technology systems, infrastructure, data, supplier systems, and customer ordering and payment systems due to computer malware, viruses, hacking and phishing attacks; disruption of or interference with third party service providers and our own proprietary technology; and changes in applicable domestic and international laws, rules or regulations or changes in enforcement practices, including, without limitation, U.S. tax reform, changes in tax rates, tariffs, import and export control laws and regulations, changes to consumer data privacy rights legislation, as well as related guidance. Moreover, we operate in a very competitive and rapidly changing environment and new risks may emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In addition, the declaration of any future dividends will be subject to further review and approval by the Board in accordance with applicable law. The Board reserves the right to adjust or withdraw any quarterly dividend in future periods as it reviews our capital allocation strategy from time-to-time and ensures compliance with any applicable restrictions, including those set forth in our credit agreement with our lenders.
For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in the Company’s Annual Report on Form 10-K for the year ended May 2, 2026. Any forward-looking statements made by us in this press release speak only as of the date of this press release, and we do not intend to update these forward-looking statements after the date of this press release, except as required by law.